Exhibit 5.1

Timothy J. Moore

+1 650 843 5690

mooretj@cooley.com

November 16, 2017

iPass Inc.

3800 Bridge Parkway

Redwood Shores, CA 94065

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the issuance and sale by iPass Inc., a Delaware corporation (the “Company”) of 840,461 shares (the “Commitment Shares”) of the Company’s common stock (“Common Stock”), 1,867,692 shares of common stock (the “Initial Purchase Shares”), and additional and shares of Common Stock having aggregate sale proceeds of up to $9.0 million (together with the Commitment Shares and the Initial Purchase Shares, the “Shares”), pursuant to a Registration Statement on Form S-3 (No. 333-220279) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement to be filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (together with the Base Prospectus, the “Prospectus”). The Shares are to be sold by the Company pursuant to that certain Common Stock Purchase Agreement, dated as of November 16, 2017 (the “Purchase Agreement”), by and between the Company and Aspire Capital Fund, LLC (“Aspire”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, each as currently in effect, and (c) originals or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof; the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof (except we have not assumed the due authorization, execution and delivery by the Company of any such documents). As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters.

We have assumed (i) that each sale of the Shares will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the General Corporation Law of the State of Delaware (the “DGCL”) and (ii) that no more than 18,534,358 Shares will be sold, constituting 1,867,692 Initial Purchase Shares and $9.0 million of shares at a price of not less than $0.54 per share, representing the last reported sale price of the Common Stock on the NASDAQ Stock Market on November 15, 2017. We express no opinion to the extent that future issuances of securities of the Company and/or anti-dilution adjustments to outstanding securities of the Company cause the number of shares of Common Stock outstanding or issuable upon conversion or exercise of outstanding securities of the Company to exceed the number of Shares then issuable under the Agreement.

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com

iPass Inc.

November 16, 2017

Page Two

Our opinion herein is expressed solely with respect to the DGCL. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We hereby consent to the reference to our firm under the captions “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a current report of the Company on Form 8-K to be filed with the Commission for incorporation by reference of this opinion into the Registration Statement.

Very truly yours,

COOLEY LLP

By:	/s/ Timothy J. Moore
Timothy J. Moore

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com